Exhibit 10.18

AMENDMENTS TO CHANGE OF CONTROL AGREEMENT

THESE AMENDMENTS, dated effective January 7, 2008, are to that certain Change of Control Agreement (Agreement) dated effective January 6, 2004, by and between _______________ (Executive) and Aetrium Incorporated (Company).

IN ORDER to conform the Agreement to the requirements of Section 409A of the Code (as defined in the Agreement) and in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree that the Agreement is amended by:

1.         Revising Section 1.6 to read as follows:

1.6         Good Reason means any of the following, provided Executive has given the Company written notice of such condition within ninety (90) days after its first occurrence and the Company has not cured such condition within thirty (30) days after such written notice:

a)      A material diminution in Executive’s authority, duties or responsibilities.

b)      A material diminution in Executive’s Base Salary.

c)      A material change in the geographic location at which Executive must perform the services.

d)      Any other action or inaction that constitutes a material breach by the Company of Executive’s employment agreement.

2.         Adding the following Section 1.9:

1.9         Termination of Employment means a termination of Executive’s employment relationship with the Company and all affiliates or such other change in the Executive’s relationship with the Company and all affiliates that would be considered a “separation from service” under Section 409A of the Code.  The Executive’s employment relationship will be treated as remaining intact while the Executive is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Executive will return to perform services for the Company or an affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment by the Company or an affiliate under applicable statute or by contract, provided, however, where the Executive’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such period six (6) month period.  In all cases, the Executive’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code will be treated as a Termination of Employment.

3.         Revising Section 2 to read as follows:

2.         Severance Benefits. In the event of Executive’s Termination of Employment by the Company other than for Cause, or by Executive for Good Reason, within 24 months after a Change of Control or prior to a Change of Control if the termination or the basis therefor was a condition of the Change of Control or at the request or insistence of a Person related to the Change of Control, in addition to all compensation, benefits and unreimbursed business expenses accrued at the time of such termination, Executive will be entitled to the following:

4.         Revising Section 2.1 to read as follows:

2.1         The Company will continue to pay the Executive’s Base Pay for a period of 24 months after such termination of employment in accordance with the Company’s regular payroll practices then currently in effect. Notwithstanding the foregoing, any payments that are deferred compensation subject to Section 409A of the Code and payable on account of a separation from service will be suspended and not made until, but will be paid in full on, the first regular payroll date after the end of the six-month period following the Executive’s Termination of Employment, or, if earlier, upon the Executive’s death.

5.         Revising Section 5 to read as follows:

5.         Late Payments.  All benefits under this Agreement will be paid without notice or demand. Benefits not paid under this Agreement when due will accrue interest at the rate of 18 percent per year or if less the maximum rate permitted under applicable law from the due date until paid in full. In the event any benefit under this Agreement is not paid or provided when due, all remaining Base Pay continuation payments, other than amounts that are deferred compensation subject to Section 409A of the Code, will become immediately due and payable.

IN WITNESS WHEREOF, the parties have executed these Amendments effective the date first above written.

Aetrium Incorporated

By:________________________                                                           __________________________
Its Chief Executive Officer                                                                           Executive